Exhibit 10.9.1

EXECUTIVE OFFICER
SEVERANCE AGREEMENT

This Agreement is entered into as of the 1st day of March, 2010, by and between the FEDERAL HOME LOAN BANK OF PITTSBURGH, a corporation organized under the laws of the United States (the “Bank”) and Michael A. Rizzo (the “Executive”).

WHEREAS, the Executive is willing to accept employment with the Bank but desires assurance that, in the event of a “Reorganization” (as defined in Section 1 below) of the Bank, he will continue to have the responsibility and status he has earned, either with the Bank or with a successor to the Bank; and

WHEREAS, to induce the Executive to accept employment with the Bank, in the event the Executive's employment with the Bank terminates following a “Reorganization” (as defined in Section 1 below) of the Bank, such Executive shall be eligible to receive severance benefits under the terms and conditions of this Agreement in lieu of being eligible for benefits under any Bank severance policy.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the Bank and the Executive hereby agree as follows:

1.	Definitions.

“Bank” shall mean the Federal Home Loan Bank of Pittsburgh and any other entity within the definition of “Bank” in Section 6(a) hereof.

“Cause” shall mean (i) the continued failure of the Executive to perform his duties with the Bank (other than any such failure resulting from Disability), after a demand for performance, pursuant to a resolution of the Bank's Board of Directors, is delivered to the Executive by the Chair of the Board of Directors of the Bank, which specifically identifies the manner in which the Executive has not performed his duties, (ii) the personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses); or (iii) the removal of the Executive by or at the direction of the Federal Housing Finance Agency pursuant to federal laws, rules and regulations, including 12 U.S.C. §4501 et. seq. as amended or by any successor agency to the Federal Housing Finance Agency pursuant to a similar statute.

“Compensated Termination” shall have the meaning set forth in Section 2(a).

“Disability” shall mean, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from performing his duties with the Bank for an aggregate of six (6) months in a twelve (12) months period, and, within thirty (30) days after a Notice of Termination is thereafter given by the Bank to the Executive, the Executive shall not have returned to the full-time performance of the Executive's duties.

“Good Reason” shall mean the occurrence of any of the following events during the period beginning with the execution of a definitive agreement regarding a Reorganization and ending twelve (12) months after the effective date of such Reorganization:

(i)(1) a material diminution in the Executive's base compensation as in effect

Exhibit 10.9.1

immediately prior to the beginning of the period or as the same may be increased from time to time thereafter, (2) a material diminution in the Executive's authority, duties or responsibilities as in effect immediately prior to the beginning of the period, or (3) a material diminution in the authority, duties or responsibilities of the officer (as in effect immediately prior to the beginning of the period) to whom the Executive is required to report,
(ii)any material breach of this Agreement by the Bank, or
(iii)any material change in the geographic location at which the Executive must perform his services for the Bank;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

“Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement upon which the Bank or the Executive, as the case may be, has relied for such termination and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

“Payment Determination Date” shall have the meaning set forth in Section 2(b).

“Reorganization” of the Bank shall mean the occurrence at any time of any of the following events:

(i)The Bank is merged or consolidated with or reorganized into or with another bank or other entity, or another bank or other entity is merged or consolidated into the Bank;

(ii)The Bank sells or transfers all, or substantially all of its business and/or assets to another bank or other entity; or

(iii)The liquidation or dissolution of the Bank;

provided the term “Reorganization” shall not include any Reorganization pursuant to any federal statute, rule, regulation or directive (including 12 U.S.C. §4501 et. seq. as amended).

“Release Agreement” shall mean the Bank's standard release of claims agreement executed by the Bank and the Executive under which the Executive releases the Bank from claims arising during the Executive's employment with the Bank.

“Retirement” shall mean the planned and voluntary termination by the Executive of his employment on or after reaching the earliest retirement age permitted by the Bank's qualified retirement plans.

2.    Compensated Termination.

Exhibit 10.9.1

(a)    Compensated Termination. If the Executive incurs a Compensated Termination while the Executive is employed by the Bank or within twelve (12) months after the effective date of a Reorganization of the Bank (whether the Executive is then employed by the Bank or a successor to the Bank as a result of such Reorganization), the Executive shall be entitled to the benefits provided in Section 4(a). For purposes of this Agreement, a “Compensated Termination” means termination of the Executive's employment under either of the following circumstances:

(i)By the Executive for Good Reason; or

(ii)By the Bank, or by its successor in a Reorganization, without Cause at any time during the period (1) beginning with the execution of a definitive agreement regarding a Reorganization and (2) ending twelve (12) months after the effective date of such Reorganization.

(b)    Payment Determination Date. “Payment Determination Date,” for purposes of determining when a payment resulting from a Compensated Termination must be made pursuant to Section 4(a), shall mean the effective date of the termination of the Executive's employment with the Bank if such termination is a “Compensated Termination.”

(c)    Non-Compensated Termination. For the avoidance of doubt, none of the following events shall result in any payment to the Executive for a Compensated Termination under Section 4(a):

(i)The termination of employment by the Executive without Good Reason;

(ii)The termination of the Executive's employment for Cause by the Bank or its successor in a Reorganization;

(iii)The termination of the Executive's employment Without Cause by the Bank or its successor in a Reorganization (1) prior to the execution of a definitive agreement regarding a Reorganization or (2) more than twelve (12) months after the effective date of such Reorganization;

(iv)The termination of the Executive's employment by the Bank or its successor in a Reorganization for Disability;

(v)The death of the Executive; or

(vi)The Retirement of the Executive.

3.    Termination of Employment.

(a) Termination by the Bank. The Bank may terminate the employment of the Executive as follows:

(i)For Cause upon the adoption of a resolution by the affirmative vote of not less than a majority of the entire membership of the Bank's Board of Directors at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard by the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in the definition of “Cause” in Section 1 hereof and specifying the particulars thereof in detail. A vote of the Board is not required if the Executive is removed by or at the direction of the Federal Housing Finance

Exhibit 10.9.1

Agency pursuant to federal laws, rules and regulations, including 12 U.S.C. §4501 et. seq. as amended;

(ii)Without Cause;

(iii)Upon the Disability of the Executive; and

(iv)Upon the death of the Executive.

(b) Termination by Executive. The Executive may terminate his employment with the Bank as follows:
(i)For Good Reason;

(ii)Without Good Reason; or

(iii)Upon the Executive's Retirement, in which case the Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which the Executive is a party.

(c) Preservation of Compensated Termination. The provisions of Sections 3(a) and 3(b) are included in this Agreement for clarification of the rights of termination of the employment relationship between the Bank and the Executive, but such provisions shall not prejudice the Executive's right to receive payments or benefits required to be provided to the Executive if any such termination is a “Compensated Termination.”

(d) Notice of Termination.

(i)Any termination by the Bank for Disability or Cause shall be communicated by a Notice of Termination; provided, however, that the failure by the Bank to give notice in such circumstances shall not constitute a Compensated Termination.

(ii)Any termination by the Bank without Cause or by the Executive without Good Reason shall be communicated to the other party in accordance with the general notice provisions of this Agreement.

4.    Payment for Compensated Termination.

(a)    In the event of a Compensated Termination, the Bank shall pay or provide the Executive the following:

(i)an amount equal to 2.00 times the annualized base salary of the Executive in the calendar year of separation from the Bank; plus

(ii)an amount equal to 2.00 times the payout award the Executive could have received at target in the calendar year of separation from the Bank under the variable incentive compensation plan; plus

(iii)twelve months of individualized executive outplacement services commencing on the day of the Executive's separation from the Bank.

The amounts provided under Sections 4(a)(i) and 4(a)(ii) above shall be distributed to the Executive in a lump sum, with the lump sum payment being made within forty-five (45)

Exhibit 10.9.1

days of the Payment Determination Date. The Bank shall directly pay the cost of the outplacement benefit provided for in 4(a)(iii) above; provided, that, the Executive must submit to the Bank a valid claim substantiating the expense within 45 days of incurring the expense. Each reimbursement will be paid within 30 days following the Bank's receipt of a valid claim substantiating the expense, and in any event shall be paid no later than March 15th of the year immediately following the year in which the expenses were incurred.

(b)    Notwithstanding Section 4(a), if the Bank is not in compliance with any applicable regulatory capital or regulatory leverage requirement or if the payment would cause the Bank to fall below applicable regulatory requirements, then such payment shall be deferred until such time as the Bank or any successor achieves compliance with its regulatory requirement.

(c)    After a Compensated Termination, the Executive shall continue to be covered by the Bank's applicable medical insurance plan consistent with the Executive's elections then in effect immediately prior to the Compensated Termination for a period of eighteen (18) months, subject to the Executive's payment of the portion of the premiums for such medical insurance equivalent to the portion of such premiums paid by the Bank's then active employees; provided that any insurance premiums payable by the Bank or any successor pursuant to this Section 4 shall be payable at such times and in such amounts as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any other taxable year.

(d)    The Executive shall be responsible for the payment of all federal, state and local income taxes which may be due with respect to any payments made to the Executive pursuant to this Agreement.

(e) The Executive shall be required to execute the Bank's standard Release Agreement as a condition precedent to receiving the payments stated herein.

5.    No Obligation to Seek Further Employment; No Effect on Other Contractual Rights.

(a)    The Executive shall not be required to seek other employment, nor shall any payment made under this Agreement be reduced by any compensation received from other employment.

(b)    The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any plan.

6.    Successor to the Bank.

(a)    This Agreement is binding upon the successors and assigns of the Bank. The Bank and its successors and assigns will require any successor or assign (whether direct or indirect, in a Reorganization, by operation of law, or otherwise) to all or substantially all of the business and/or assets of the Bank, to enter into a written agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. In the event of a Compensated Termination, the Bank agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 hereof.

As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by

Exhibit 10.9.1

operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Bank, the term “Bank” shall include such employer. Whether or not another entity becomes the successor or assign of the Bank under this Agreement, the maximum amount which the Executive may receive from all sources under this Agreement in a Compensated Termination shall be the amounts set forth in Section 4 hereof.

(b)    This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the beneficiary designated by notice in writing executed by the Executive and filed with the Bank, or failing such designation, to the Executive's estate.

7.    Late Payment of Benefits. Any payment made later than the time provided for in Section 4(a) of this Agreement for whatever reason, including, without limitation, the reasons set forth in Section 4(b), shall include interest at the Fed funds rate which shall begin to accrue on the tenth (10th) day following the Executive's Payment Determination Date.

8.    Employment Rights. This Agreement shall not confer upon the Executive any right to continue in the employ of the Bank and shall not in any way affect the right of the Bank to dismiss or otherwise terminate the Executive's employment at any time and for any reason with or without cause. This Agreement is not intended (i) to be an employment agreement or (ii) to define all aspects of the employment relationship between the Bank and the Executive, including but not limited to applicable employment or benefit policies of the Bank. To the extent there is any conflict between the terms hereof and the terms of any employment or benefit policies of the Bank, the terms of this Agreement shall control. Any payments or benefits to which the Executive may be entitled under Section 4 hereof will not constitute wages for work performed by the Executive.

9.    Tax Withholding. The Bank will withhold from any amounts payable to the Executive under this Agreement to satisfy all applicable federal, state, local or other withholding taxes. All amounts payable under Section 4(a) are considered “wages” to be reported on Form W-2. The normal withholding rules for wages apply. The Bank will also withhold any excise taxes owed under Code Section 4999.

10.    Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, delivered by a nationally-recognized overnight courier service, or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Bank:

Federal Home Loan Bank of Pittsburgh
601 Grant Street
Pittsburgh, PA 15219
Attention: Chair of the Board of Directors

With a copy to the President

If to the Executive:

Michael A. Rizzo
601 Grant Street

Exhibit 10.9.1

Pittsburgh, PA 15219

or such other address as either party may have furnished to the other in writing in accordance herewith. Any notice shall be effective upon receipt.

11.    Legal Fees and Expenses. The Bank shall pay all reasonable legal fees and expenses which the Executive may incur as a result of the Bank's contesting in bad faith the validity or enforceability of this Agreement or the calculation of amounts payable hereunder with the fees and expenses to be paid promptly by the Bank and in any event no later than March 15th of the year immediately following the year in which such fees and expenses were incurred.

12.    Term. This Agreement shall remain in effect until terminated by the Board of Directors of the Bank by formal resolution of the Board; provided, however, that any such termination shall not be effective until three years after the date of such formal Board action; and provided further, that if a definitive agreement of Reorganization is executed by the Bank during such three year period, then any such termination shall not become effective until 12 months after the effective date of the Reorganization (or such longer period until all payments and benefits, if any, under this Agreement have been paid or satisfied).

13.    Arbitration.

(a)    Disputes regarding this Agreement are subject to arbitration and shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its “Employment Arbitration Rules and Mediation Procedures” and successor rules as may be in effect from time to time (referred to herein as the “Rules”) for individual employment agreements. The arbitration shall be heard and determined by a panel of three (3) arbitrators, with one selected by the Bank, one selected by the Executive and one selected by the AAA, and each such arbitrator shall be an attorney having experience and familiarity with employment disputes. The arbitration proceeding shall occur in the Pittsburgh, Pennsylvania metropolitan area. The costs of arbitration for each party and the arbitrators' fees shall be allocated in accordance with the above-referenced AAA Rules. The arbitration and all related proceedings and discovery shall take place pursuant to a protective order entered by the arbitrators that adequately protects the confidential nature of the parties' confidential information. In no event shall any arbitration award provide a remedy beyond those permitted under this Agreement, and any award providing a remedy beyond those permitted under this Agreement shall not be confirmed, no presumption of validity shall attach, and such award shall be vacated.

(b)    If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the Termination, the parties shall promptly proceed to arbitration as provided in (a) above. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay the Executive his base salary and provide such other compensation and benefits, all as in effect immediately prior to the Notice of Termination. If it is determined that the Executive is not entitled to any compensation under Section 4 of this Agreement, the Executive shall return all cash amounts to the Bank promptly following the date of resolution by arbitration, with interest thereon commencing as of the date of the resolution of the dispute by arbitration at the prime rate of interest as published by the Wall Street Journal from time to time. Any cash amounts paid to the Executive pending the resolution of the dispute by arbitration shall offset any amounts determined to be due to the Executive under Section 4.

14.    Miscellaneous.

Exhibit 10.9.1

(a)    No Modification. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the party or parties hereto to be bound.

(b)    No Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)    Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(d)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (excluding conflicts of laws principles), except to the extent such law is preempted by the laws of the United States.

(e)    Pleadings. Section or paragraph headings contained herein are for convenience of reference only and are not to be considered a part of this Agreement.

(f)    Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(g)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written and is effective as of the 1st day of March, 2010.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

FEDERAL HOME LOAN BANK OF
THE EXECUTIVE:                PITTSBURGH:

/s/ Michael A. Rizzo        By:    /s/ Dennis S. Marlo
Chair, Board of Directors

By:    /s/ Patrick A. Bond
Chair, Governance, Public Policy and Human
Resources Committee     of the Board of Directors